SCHEDULE 14A
Information Required in Proxy Statement
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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MetLife, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MetLife, Inc.
200 Park Avenue, New York, NY 10166
March 21, 2005
Dear Shareholder:
You are cordially invited to attend MetLife, Inc.’s 2005 Annual Meeting, which will be held on Tuesday, April 26, 2005 beginning at 10:30 a.m., local time, in The Metropolitan Suite on the 18th floor of the Waldorf-Astoria Hotel, 301 Park Avenue at East 50th Street, New York, New York.
At the meeting, shareholders will act on the election of five Class III Directors, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2005, and such other matters, including a shareholder proposal concerning the establishment of a special committee to review the Company’s sales practices, as may properly come before the meeting.
The vote of every shareholder is important. You can assure that your shares will be represented and voted at the meeting by signing and returning the enclosed proxy card, or by voting on the Internet or by telephone. We have included a postage-paid, pre-addressed envelope to make it convenient for you to vote your shares by mail. The proxy card also contains detailed instructions on how to vote on the Internet or by telephone.

Sincerely yours,

Robert H. Benmosche

Chairman of the Board and
Chief Executive Officer

MetLife, Inc.
200 Park Avenue
New York, NY 10166

Notice of Annual Meeting
The 2005 Annual Meeting of MetLife, Inc. will be held in The Metropolitan Suite on the 18th floor of the Waldorf-Astoria Hotel, 301 Park Avenue at East 50th Street, New York, New York on Tuesday, April 26, 2005 at 10:30 a.m., local time. At the meeting, shareholders will act upon the following matters:

1.	The election of five Class III Directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the year ending December 31, 2005; and

3.	Such other matters, including a shareholder proposal concerning the establishment of a special committee to review the Company’s sales practices, as may properly come before the meeting.
Information about the matters to be acted upon at the meeting is contained in the accompanying Proxy Statement.
Shareholders of record at the close of business on March 1, 2005 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Gwenn L. Carr
Senior Vice President and Secretary
New York, New York
March 21, 2005

MetLife 2005 Proxy Statement

Proxy Statement — 2005 Annual Meeting

This Proxy Statement contains information about the 2005 Annual Meeting of MetLife, Inc. (“MetLife” or the “Company”), which will be held in The Metropolitan Suite on the 18th floor of the Waldorf-Astoria Hotel, 301 Park Avenue at East 50th Street, New York, New York on Tuesday, April 26, 2005 at 10:30 a.m., local time.
This Proxy Statement and the accompanying proxy card, which are furnished in connection with the solicitation of proxies by MetLife’s Board of Directors, are being mailed and made available electronically to shareholders on or about March 21, 2005.

Information About the 2005 Annual Meeting and Proxy Voting

Your vote is important.
Whether or not you plan to attend the 2005 Annual Meeting, please take the time to vote your shares as soon as possible. If you wish to return your completed proxy card by mail, the Company has included a postage-paid, pre-addressed envelope for your convenience. You may also vote your shares on the Internet or by using a toll-free telephone number (see the proxy card for complete instructions).
Matters to be voted on at the Annual Meeting.
MetLife intends to present the following proposals numbered one and two for shareholder consideration and voting at the Annual Meeting. In addition, a shareholder proponent has informed us that it intends to present the following proposal number three at the Annual Meeting, in which case that proposal will be voted on if properly presented.

1.	The election of five nominees to serve as Class III Directors.

2.	The ratification of the appointment of an independent auditor to audit the Company’s financial statements for the year ending December 31, 2005.

3.	A shareholder proposal concerning the establishment of a special committee to review the Company’s sales practices.
The Board recommends voting FOR proposals one and two and AGAINST proposal three.
The Board of Directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the 2005 Annual Meeting. However, if another matter were to be presented, the proxies would use their own judgment in deciding whether to vote for or against it.
Shareholders of record are entitled to vote.
All MetLife shareholders of record at the close of business on March 1, 2005 (the “record date”) are entitled to vote at the 2005 Annual Meeting.
If you are the beneficial owner, but not the record owner, of MetLife common stock, you will receive instructions about voting from the bank, broker or other nominee that is the shareholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.
Voting your shares.

•	Shareholders of record may vote their shares by mail, on the Internet or by telephone. Voting on the Internet or by telephone will be available through 11:59 p.m. Eastern time on April 25, 2005.

•	Instructions about these ways to vote appear on your proxy card. If you vote on the Internet or by telephone, please have your proxy card available.

MetLife 2005 Proxy Statement

•
If you are a shareholder of record or a duly appointed proxy of a shareholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•
Votes submitted by mail, telephone or on the Internet will be voted by the individuals named on the proxy card in the manner you indicate. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the Class III Directors, FOR the ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for 2005 and AGAINST the shareholder proposal concerning the establishment of a special committee to review the Company’s sales practices.

Attending the 2005 Annual Meeting.
MetLife shareholders of record or their duly appointed proxies are entitled to attend the meeting. If you are a MetLife shareholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting systems and an admission card will be sent to you. On the day of the meeting, please bring your admission card with you to present at the entrance to The Metropolitan Suite on the 18th floor of the Waldorf-Astoria Hotel.
Beneficial owners also are entitled to attend the meeting; however, because the Company may not have evidence of your ownership, you will need to have proof of your ownership to be admitted to the meeting. A recent statement or letter from your bank, broker or other nominee that is the record owner confirming your beneficial ownership would be acceptable proof.
Changing or revoking your proxy after it is submitted.
You may change your vote or revoke your proxy at any time before the polls close at the Annual Meeting. You may do this by:

•
signing another proxy card with a later date and returning it so that it is received by MetLife, Inc., c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, NJ 07606-9210 prior to the Annual Meeting;

•
sending your notice of revocation so that it is received by MetLife, Inc., c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, NJ 07606-9210 or sending your notice of revocation to MetLife via the Internet at
http://www.proxyvoting.com/met on or before 11:59 p.m. Eastern time on April 25, 2005;

•	subsequently voting on the Internet or by telephone prior to 11:59 p.m. Eastern time on April 25, 2005; or

•	attending the Annual Meeting and voting in person.
Remember, your changed vote or revocation must be received before the polls close for voting.
Voting by MetLife associates who are invested in the Savings and Investment Plan for MetLife Employees.
Mellon Bank, N.A., as Trustee of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates Trust, will vote the MetLife shares in the Plan in accordance with the voting instructions given by Plan participants to the Trustee. The Trustee will generally vote the Plan shares for which it does not receive voting instructions in the same proportion as the shares for which it does receive voting instructions.
MetLife shares outstanding and entitled to vote at the 2005 Annual Meeting.
There were 734,184,600 shares of MetLife common stock outstanding as of the March 1, 2005 record date. Each of those shares is entitled to one vote on each matter to be voted on at the Annual Meeting.

MetLife 2005 Proxy Statement

Quorum.
To conduct business at the 2005 Annual Meeting, a quorum must be present. A quorum will be present if shareholders of record of one-third or more of MetLife shares outstanding on the record date are present in person or are represented by proxies.
Vote required to elect Directors and to approve other proposals.
If a quorum is present at the meeting, a plurality of the shares voting will be sufficient to elect the Class III Directors. This means that the Director Nominees who receive the largest number of votes cast are elected as Directors, up to the maximum number of Directors to be elected at the meeting.
In addition, subject to exceptions set forth in the Company’s Certificate of Incorporation, a majority of the shares voting will be sufficient to approve any other matter properly brought before the meeting, including the ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor, and the shareholder proposal concerning the establishment of a special committee to review the Company’s sales practices.
Tabulation of abstentions and broker non-votes.
If a shareholder abstains from voting as to a particular matter, those shares will not be counted as voting for or against that matter. If brokers or other record holders of shares return a proxy card indicating that they do not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.
Abstentions and broker non-votes will be counted to determine whether a quorum is present.
Inspector of Election and confidential voting.
The Board of Directors has appointed Lawrence E. Dennedy, Senior Vice President, MacKenzie Partners, Inc., to act as Inspector of Election at the 2005 Annual Meeting. The By-Laws of MetLife provide for confidential voting.
Directors’ attendance at Annual Meeting
Directors are expected to attend Annual Meetings and all Directors attended the 2004 Annual Meeting.
Cost of soliciting proxies for the 2005 Annual Meeting.
MetLife has retained Mellon Investor Services to assist with the solicitation of proxies from MetLife shareholders of record for a fee of approximately $11,500 plus expenses. MetLife also will reimburse banks, brokers or other nominees for their costs of sending MetLife’s proxy materials to beneficial owners. Directors, officers or other MetLife employees also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

MetLife 2005 Proxy Statement

Other Information

Shareholder proposals — deadline for submission of shareholder proposals for the 2006 Annual Meeting.
Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in MetLife’s 2006 proxy materials must be received by MetLife, Inc. at One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary, on or before the close of business on November 21, 2005. Proposals must comply with all the requirements of Rule 14a-8.
A shareholder who wishes to present a matter for action at MetLife’s 2006 Annual Meeting, but chooses not to do so under Rule 14a-8 under the Exchange Act, must deliver to the Corporate Secretary of MetLife on or before December 27, 2005, a notice containing the information required by the advance notice and other provisions of the Company’s By-Laws. A copy of the By-Laws may be obtained by directing a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.
Where to find the voting results of the 2005 Annual Meeting.
The preliminary voting results will be announced at the meeting. The final results will be published in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2005.
Electronic delivery of the Proxy Statement and Annual Report.
This Proxy Statement and MetLife’s 2004 Annual Report may be viewed online at http://ir.metlife.com. If you are a shareholder of record, you may elect to receive future annual reports and proxy statements electronically by consenting to electronic delivery on-line at
https://vault.melloninvestor.com/isd. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify MetLife that you wish to resume mail delivery of these documents. You may provide your notice to MetLife via the Internet at https://vault.melloninvestor.com/isd or by writing to MetLife, c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, NJ 07606-9210. In the United States, you also may provide such notice by calling toll free 1-800-649-3593.
If you hold your MetLife shares through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.
MetLife’s Annual Report on Form 10-K.
To obtain without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, address your request to MetLife Investor Relations, MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, New York 11101-4007, or, on the Internet, go to http://ir.metlife.com and submit your request by selecting “Information Requests,” or call 1-800-649-3593. The Annual Report on Form 10-K may also be accessed at http://ir.metlife.com and at the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov.

MetLife 2005 Proxy Statement

Information About Communications with the Company’s Directors

The following chart describes the procedures for shareholders to send communications to the Board of Directors, the Non-Management Directors (as defined on page 13) and the Audit Committee.

Communicating directly with the Board of Directors.
You may communicate with individual Directors or with the Board of Directors in its entirety by writing to the address set forth opposite.

The communication should state that it is from a MetLife shareholder. The Corporate Secretary may require reasonable evidence that the communication or other submission in fact is from a MetLife shareholder before transmitting it to the Board of Directors.
The Board of Directors MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101-4007 Attention: Corporate Secretary

Communicating directly with the Non-Management Directors. You may communicate with the Non-Management Directors by sending your communication to the address set forth opposite.	The Non-Management Directors MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101-4007 Attention: Corporate Secretary

Communicating directly with the Audit Committee.
A communication to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted:

  •  by sending a written communication to the address set forth opposite, or

  •  by stating the communication in a call to the MetLife Compliance and Fraud Hotline (1-800-462-6565) and identifying the communication as intended for the Audit Committee, or

  •  by sending the communication in an e-mail message to the Company’s Special Investigation Unit at: siuline@metlife.com and identifying the communication as intended for the Audit Committee.

Audit Committee MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101-4007 Attention: Corporate Secretary

MetLife 2005 Proxy Statement

Proposal One — Election of Directors

At the 2005 Annual Meeting, five Class III Directors will be elected for a term ending at the 2008 Annual Meeting.
Each Class III Nominee is currently serving as a Director of MetLife and has agreed to continue to serve if elected. The Board of Directors has no reason to believe that any Nominee would be unable to serve if elected; however, if for any reason a Nominee should become unable to serve at or before the 2005 Annual Meeting, the Board could reduce the size of the Board or nominate someone else for election. If the Board were to nominate someone else to stand for election at the 2005 Annual Meeting, the proxies could use their discretion to vote for that other person. The Board of Directors has waived the provisions of its retirement policy that would have required Mrs. Kaplan and Mr. Kamen to serve only until the annual meeting coincident with or immediately following her or his 72nd birthday. Accordingly, Mrs. Kaplan, if elected, would complete her service as Director for the term ending at the 2008 Annual Meeting and Mr. Kamen would complete his service as a Director for the term ending at the 2007 Annual Meeting.
The Board of Directors recommends that you vote FOR the election of each of the following Class III Nominees:
Cheryl W. Grisé, age 52, has served as President — Utility Group for Northeast Utilities, a public utility holding company, since 2001, Chief Executive Officer of its principal operating subsidiaries since September 2002, and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998-2001. She is a Director of Dana Corporation. She received a bachelor of arts degree from the University of North Carolina at Chapel Hill, a law degree from Western State University, and has completed the Yale Executive Management Program. Ms. Grisé has been a Director of MetLife and Metropolitan Life Insurance Company since February 2004.
James R. Houghton, age 68, has been Chairman and Chief Executive Officer of Corning Incorporated, a global technology company, since April 2002, prior to which he served as Non-Executive Chairman of the Board of Corning from June 2000. Mr. Houghton and Corning have announced that he will relinquish the role of Chief Executive Officer on April 28, 2005. He was Chairman of the Board Emeritus of Corning from 1996 to June 2000 and Chairman of the Board of Corning from 1983 until his retirement in 1996. Mr. Houghton is a Director of Corning, ExxonMobil Corporation and Market Street Trust Company. He received a bachelor’s degree from Harvard College and a master’s degree in business administration from Harvard Business School. Mr. Houghton has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1975.
Helene L. Kaplan, age 71, has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1990. She is a Director of The May Department Stores Company and Verde Exploration, Inc. She is a former Director of J.P. Morgan Chase & Co., ExxonMobil Corporation and Verizon Communications, Inc. Mrs. Kaplan is a Member (and former Director) of the Council on Foreign Relations. She is serving her second term as Chair of Carnegie Corporation of New York, and is a Trustee and Vice-Chair of The American Museum of Natural History. She is Trustee Emerita and Chair Emerita of Barnard College and Trustee Emerita of The J. Paul Getty Trust, and The Institute for Advanced Study. Mrs. Kaplan is a Fellow of the American Philosophical Society and a Member of the American Academy of Arts and Sciences. Mrs. Kaplan received a bachelor’s degree, cum laude, from Barnard College and a law degree from New York University Law School. She is the recipient of honorary degrees from Columbia University and Mount Sinai School of Medicine. Mrs. Kaplan has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1987.

MetLife 2005 Proxy Statement

Sylvia M. Mathews, age 39, is the Chief Operating Officer and Executive Director of The Bill and Melinda Gates Foundation and has been with the Foundation since 2001, prior to which she served as Deputy Director of the Office of Management and Budget in Washington, D.C. from 1998. Ms. Mathews served as Deputy Chief of Staff to President Bill Clinton from 1997 to 1998, and was Chief of Staff to Treasury Secretary Robert Rubin from 1995 to 1997. She also served as Staff Director for the National Economic Council from 1993 to 1995. Ms. Mathews was Manager of President Clinton’s economic transition team. Prior to that, she was an Associate at McKinsey and Company from 1990 through 1992. She is a Member of the University of Washington Medicine Board, the Pacific Council on International Policy, the Aspen Strategy Group and the Nike Foundation Advisory Group. In addition, Ms. Mathews is a Governing Council Member of the Miller Center of Public Affairs at the University of Virginia. Ms. Mathews received a bachelor’s degree in government, cum laude, from Harvard University in 1987 and a bachelor’s degree in philosophy, politics and economics from Oxford University, where she was a Rhodes Scholar. Ms. Mathews has been a Director of MetLife and Metropolitan Life Insurance Company since January 2004.
William C. Steere, Jr., age 68, was Chairman of the Board and Chief Executive Officer of Pfizer Inc., a research-based global pharmaceutical company, from 1992 until his retirement in May 2001. Mr. Steere is a Director of Pfizer, Dow Jones & Company, Inc. and Health Management Associates, Inc. Mr. Steere received a bachelor’s degree from Stanford University. He has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1997.
The following Class I and Class II Directors are continuing in office:
Class I Directors — Terms to Expire in 2006
Robert H. Benmosche, age 60, has been Chairman of the Board and Chief Executive Officer of MetLife since September 1999. He also served as President of MetLife from
September 1999 to June 2004. He has been Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company since July 1998, President of Metropolitan Life Insurance Company from November 1997 to June 2004, Chief Operating Officer from November 1997 to June 1998, and Executive Vice President from September 1995 to October 1997. Previously, he was Executive Vice President of PaineWebber Group Incorporated, a full service securities and commodities firm, from 1989 to 1995. Mr. Benmosche is a Director of Credit Suisse Group. He is a Member of the Board of Trustees of Alfred University, The Conference Board, and the Board of Directors of the New York Philharmonic. He received a bachelor’s degree in mathematics from Alfred University. Mr. Benmosche has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1997.
John M. Keane, age 62, is President of GSI, LLC, an independent consulting firm, Senior Advisor to Kohlberg, Kravis, Roberts and Co. and an Advisor to the Chairman and Chief Executive Officer of URS Corporation. General Keane served in the U.S. Army for 37 years. He was Vice Chief of Staff and Chief Operating Officer of the Army from 1999 until his retirement in October 2003. During his four years in that role, he managed operations for more than 1.5 million soldiers and civilians in over 120 countries, as well as an annual budget in excess of $100 billion. Prior to becoming Vice Chief of Staff, General Keane served as the Deputy Commander-in-Chief of the United States Atlantic Command from 1998 to 1999. He also is a Director of General Dynamics Corporation. He is a military contributor and analyst with ABC News and is a Member of the United States Department of Defense Policy Board. General Keane received a bachelor’s degree in accounting from Fordham University and a master’s degree in philosophy from Western Kentucky University. General Keane has received honorary doctorate degrees in law and public service from Fordham University and Eastern Kentucky University, respectively. General Keane has been a Director of MetLife and Metropolitan Life Insurance Company since October 2003.

MetLife 2005 Proxy Statement

Hugh B. Price, age 63, has been a Senior Advisor to the law firm of DLA Piper Rudnick Gray Cary US LLP since September 2003, prior to which he served as President and Chief Executive Officer of the National Urban League, Inc. from 1994 to April 2003. Mr. Price is a Director of Verizon Communications, Inc. He received a bachelor’s degree from Amherst College and received a law degree from Yale Law School. Mr. Price has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1994.
Kenton J. Sicchitano, age 60, was a Global Managing Partner of PricewaterhouseCoopers LLP, an assurance, tax and advisory services company, until his retirement in 2001. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. He is a Director of PerkinElmer, Inc. and Analog Devices, Inc. At various times from 1986 to 1995 he served as a Director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Director of the Harvard Alumni Association and the Harvard Business School Alumni Association, Director and Chair of the Finance Committee of New England Deaconess Hospital and a Trustee of the New England Aquarium. Mr. Sicchitano received a bachelor’s degree from Harvard College and a master’s degree in business administration from Harvard Business School. Mr. Sicchitano has been a Director of MetLife and Metropolitan Life Insurance Company since July 2003.
Class II Directors — Terms to Expire in 2007
Curtis H. Barnette, age 70, has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 2000. He is also Chairman Emeritus of Bethlehem Steel Corporation and was a Director and its Chairman and Chief Executive Officer from November 1992 through April 2000. Bethlehem Steel Corporation filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 2001 and the proceedings were completed in 2003. He is a member and former Chair of the Board of
Governors of West Virginia University, a Director and former Chair of the West Virginia University Foundation, Chair of the Yale Law School Fund, a Director of the Ron Brown Award for Corporate Leadership Board, a Director of the Pennsylvania Parks and Forests Foundation, Chair of the National Museum of Industrial History and Comenius Professor and Executive in Residence at Moravian College, of which he is also a Trustee. Mr. Barnette served on the President’s Trade Advisory Committee from 1989 to 2002 and is a Director of the National Center for State Courts and the Pennsylvania Society. Mr. Barnette also is a member of The Business Council. Mr. Barnette received a bachelor’s degree from West Virginia University and a law degree from Yale Law School. He also attended the Advanced Management Program at Harvard Business School and Manchester University where he was a Fulbright Scholar. He has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1994.
Burton A. Dole, Jr., age 67, was a Partner and Chief Executive Officer of MedSouth Therapies, LLC, a rehabilitative health care company, from 2001 to 2003; he was Chairman of the Board of Nellcor Puritan Bennett, Incorporated, a medical equipment company, from 1995 until his retirement in 1997. He was Chairman of the Board, President and Chief Executive Officer of Puritan Bennett, Incorporated from 1986 to 1995 and the President and Chief Executive Officer of Puritan Bennett, Incorporated from 1980 to 1986. Mr. Dole served as Chairman of the Board of Directors of the Kansas City Federal Reserve Bank and Federal Reserve Agent from 1992 through 1994. He served as Chairman of the Conference of Chairmen of the Federal Reserve System in 1994. Mr. Dole is a Director and Vice President of the Anesthesia Patient Safety Foundation. He received both a bachelor’s degree in mechanical engineering and a master’s degree in business administration from Stanford University. Mr. Dole has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1996.
Harry P. Kamen, age 71, was Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company from April 1993 until his

MetLife 2005 Proxy Statement

retirement in July 1998 and, in addition, was its President from December 1995 to November 1997. Mr. Kamen is a Trustee of the Granum Series Trust Fund and the Cultural Institutions Retirement System. He is on the Board of Advisors of the Mailman School of Public Health at Columbia University. Mr. Kamen received a bachelor’s degree from the University of Pennsylvania and a law degree from Harvard Law School and attended the Senior Executive Program at M.I.T. He has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1992.
James M. Kilts, age 57, has served as Chairman of the Board, Chief Executive Officer and President of The Gillette Company since January 2001, February 2001 and November 2003, respectively. He formerly was President and Chief Executive Officer of Nabisco Group Holdings Corp. from December 1999 until it was acquired in December 2000 by Philip Morris Companies. He was President and Chief Executive Officer of Nabisco Holdings Corp. and Nabisco Inc. from January 1998 to December 1999. He was an Executive Vice President, Worldwide Food, Philip Morris, from 1994 to 1997 and served as President of Kraft USA from 1989 to 1994. Before that, he served as President of Kraft Limited in Canada and as Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Mr. Kilts is a member of the
Boards of Directors of the May Department Stores Company and the National Association of Manufacturers, and is Chairman of the Board of Directors of the Grocery Manufacturers of America. Mr. Kilts is a member of the Board of Directors of Whirlpool Corporation, but will resign from that position effective April 19, 2005. He also serves on the Board of Trustees of Knox College and is the Chairman of the Advisory Council of the University of Chicago Graduate School of Business, a Trustee of the University of Chicago, a director of the International Executive Services Corps and a member of Citigroup’s International Advisory Group. Mr. Kilts has been a Director of MetLife and Metropolitan Life Insurance Company since January 2005.
Charles M. Leighton, age 69, is Executive Director, U.S. Sailing. He was Chairman of the Board and Chief Executive Officer of the CML Group, Inc., a specialty retail company, from 1969 until his retirement in March 1998. Mr. Leighton is a Member of the Advisory Board of FitSense Technology Inc. and Micro Phase Coatings, Inc. and a Trustee of Lahey Clinic. Mr. Leighton received a bachelor’s degree and an honorary law degree from Bowdoin College and a master’s degree in business administration from Harvard Business School. He has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1996.

Proposal Two — Ratification of Appointment of the Independent Auditor

The Board of Directors recommends that you vote to ratify the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the year ending December 31, 2005.
The Audit Committee, which is solely responsible for appointing the independent auditor of the Company, subject to shareholder approval, has recommended that Deloitte & Touche LLP (“Deloitte”) be reappointed as the Company’s independent auditor. Deloitte has served as independent auditor of MetLife and Metropolitan Life Insurance Company and most of its subsidiaries for many years, and its long term knowledge of the MetLife group of companies has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.
Before recommending Deloitte’s reappointment, the Audit Committee considered the firm’s relevant qualifications and competencies, including that Deloitte is a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (“PCAOB”) as required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Rules of the PCAOB, Deloitte’s independence and its processes for maintaining its independence, the results of the independent review of its quality

MetLife 2005 Proxy Statement

control system, the key members of the engagement team for the audit of the Company’s financial statements, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee assures the regular rotation of the audit engagement team partners as required by law.
The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Committee, the Company’s General Auditor gives the Committee a schedule of particular audit services that the General Auditor expects to be performed in the next fiscal year and an estimated amount of fees for each particular audit service. At the same time, the General Auditor gives the Audit Committee a schedule of audit-related, tax and other permitted non-audit services that management may engage the independent auditor to perform during the next fiscal year and an estimated amount of fees for each of those services. The General Auditor also provides information on pre-approved services in these categories provided by the independent auditor in the current year.
Based on this information, the Audit Committee pre-approves the audit services that the General Auditor expects to be performed by the independent auditor in connection with the audit of the Company’s financial statements for the next fiscal year, the audit-related, tax and other permitted non-audit services that management may desire to engage the independent auditor to perform during the next fiscal year, and the terms of an engagement letter to be entered into by the Company with the independent auditor.
The General Auditor regularly provides the Audit Committee with a schedule of fees and, where the audit, audit-related, tax and other permitted non-audit fees exceed the previous estimates, the Audit Committee determines whether or not to approve the excess fees. The auditor is paid the excess fees only to the extent they are approved by the Audit Committee.
The Audit Committee or a designated member of the Audit Committee may, from time to time, upon request of the General Auditor, pre-approve additional audit and non-audit services to be performed by the Company’s independent auditor. The General Auditor presents to the Audit Committee at each of its meetings a schedule indicating which services have been approved by delegated authority.
Based on the recommendation of the Audit Committee, the Board of Directors endorses the appointment of Deloitte as MetLife’s independent auditor for the year ending December 31, 2005, subject to ratification by MetLife shareholders at the 2005 Annual Meeting.
Representatives of Deloitte will attend the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
All of the fees set forth below have been pre-approved by the Audit Committee in accordance with its pre-approval procedures.

Independent Auditor’s Fees for 2004 and 2003(1)

	2004	2003

Audit Fees(2)	$32.8 million	$26.8 million
Audit-Related Fees(3)	8.4 million	7.4 million
Tax Fees(4)	1.4 million	1.3 million
All Other Fees(5)	0.1 million	0.8 million

(1)
The fees reflected in the table include fees billed to Reinsurance Group of America, Incorporated, a majority-owned public company subsidiary of MetLife, Inc. Such fees in fiscal years 2003 and 2004 were approved by the Audit Committee of MetLife, Inc.

MetLife 2005 Proxy Statement

(2)
Fees for services to perform an audit or review in accordance with auditing standards of the PCAOB and services that generally only the Company’s independent auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(3)
Fees for assurance and related services that are traditionally performed by the Company’s independent auditor, such as audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(4)
Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers and acquisitions, advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities.

(5)	De minimis fees for other types of permitted services.

Proposal Three — Shareholder Proposal Concerning the Establishment of a Special Committee
to Review the Company’s Sales Practices

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which owns 500 shares of the Company’s common stock, has notified the Company that it intends to propose the following resolution at the Annual Meeting.
“Shareholder Proposal
“Resolved, that the shareholders of Metlife, Inc. (the “Company” or “Metlife”) urge the Board of Directors to establish a special committee of independent directors to review the Company’s sales practices, including its use of contingent commissions, communication fees, enrollment fees, tying arrangements and engagement in industry practice known as “low hanging fruit.” Such committee shall make available to shareholders at reasonable cost a comprehensive, company-wide report of its findings and recommendations.
“Supporting Statement
“We believe the business reputation and long-term viability of the insurance industry depends on how Metlife and others respond to the recent wave of investigations and comply with applicable laws, regulations and industry best practices. California’s Insurance Commissioner (“Commissioner”) has
filed suit against our Company, and in his complaint he alleges collaboration with insurance broker Universal Life Resources (“ULR”) in concealing “hundreds of millions of dollars in undisclosed or inadequately disclosed fees, commissions and other compensation” in return for ULR steering clients to our company, among other insurers, “to purchase insurance policies and other services.”
“The Commissioner also alleges engagement by Metlife in an industry practice referred to as “low hanging fruit,” whereby insurers “flip existing clients with whom they have direct contracts to ULR” in exchange for “ULR . . . steering their clients to the insurer.” Finally, the Commissioner also charged our Company with engaging in tying arrangements with broker ULR, whereby “placement of ULR . . . clients with the insurer . . . hinges upon promises of other clients or other insurance business.”
“In our view, a Board level review of our Company’s business practices will enhance investor faith in Metlife’s willingness to reform. Metlife commits itself in its Corporate Conduct to “providing the highest quality products and services through the integrity and ethical practices of its employees and business partners.” In our opinion, our Company’s reputation for integrity depends in

MetLife 2005 Proxy Statement

part on its compliance with applicable laws and regulations that govern the sale and distribution of insurance.
“For the above reasons, please vote FOR this proposal.”

Statement of the Board of Directors in Opposition
to the Shareholder Proposal

The Directors have considered this Shareholder Proposal and believe that its adoption is unnecessary and would not be in the best interests of MetLife and its shareholders and, accordingly, recommend that the shareholders VOTE AGAINST the Proposal.
The Board believes that its existing compliance oversight activities go well beyond what the Shareholder Proposal suggests. Two long-established committees of the Board, the Audit Committee and the Sales Practices Compliance Committee, which are composed solely of Independent Directors (as defined on page 13), have responsibility for the oversight of various aspects of the sale and marketing of MetLife’s insurance products.
The Audit Committee regularly receives reports concerning significant legal and regulatory matters. It reviews the Company’s policies on ethical business conduct and receives reports concerning the monitoring of MetLife Associates’ compliance with such policies. The Audit Committee also has established robust procedures for the receipt and investigation of allegations of misconduct by MetLife Associates. The Sales Practices Compliance Committee, which oversees compliance matters concerning the sale and marketing of the Company’s insurance products to individuals, in 2004 expanded the scope of its oversight to include the sale and marketing of insurance products to institutional customers.
MetLife has a strong corporate compliance department that aggressively investigates allegations of fraud and unethical business practices, and maintains a compliance and fraud hotline to receive reports on such matters. The leadership of MetLife’s compliance department reports regularly to both the Sales Practices Compliance Committee and to the Audit Committee.
The Directors believe that the two Board Committees and the scope of their compliance oversight activities not only fully satisfy the intent of the Shareholder Proposal, but also go beyond the recommendation set out in the Proposal. There is therefore no need to commit additional Board and Company resources to the compliance oversight process, which has already been the focus of extensive efforts of the Board and management of the Company.
Therefore, your Board of Directors recommends that shareholders VOTE AGAINST this Shareholder Proposal.

MetLife 2005 Proxy Statement

Corporate Governance

In 2004, the Governance Committee recommended, and the Board of Directors adopted, Corporate Governance Guidelines that set forth the Board’s policies regarding Director independence, the qualifications of Directors, the identification of candidates for Board positions, the responsibilities of Directors, the Committees of the Board, management succession, Director access to management and outside advisors, and Director compensation. The Governance Committee also recommended, and the Board adopted, new charters for all the Board Committees to incorporate requirements of the SEC and the New York Stock Exchange to the extent applicable. The Corporate Governance Guidelines, which are described in greater detail below, may be found on MetLife’s website at http://www.metlife.com/corporategovernance. The Corporate Governance Guidelines may be obtained by any shareholder in print by directing a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.
Information About MetLife’s Board of Directors.
Responsibilities, Independence and Composition of the Board of Directors. The Directors of MetLife are individuals upon whose judgment, initiative and efforts the success and long-term value of the Company depend. As a Board, these individuals review MetLife’s business policies and strategies and advise and counsel the Chief Executive Officer and the other executive officers who manage the Company’s business. The Board currently consists of 14 Directors, 13 of whom are Non-Management Directors (as defined below) and 12 of whom are Independent Directors (as defined below). A “Non-Management Director” is a Director who is not an officer of the Company or of any entity in a consolidated group with the Company. An “Independent Director” is a Non-Management Director who the Board of Directors has affirmatively determined has no material relationships with the Company or any of its consolidated subsidiaries and satisfies the requirements of the New York Stock Exchange Inc.’s Corporate Governance Standards (the “NYSE Standards”). An Independent Director for Audit Committee purposes meets additional requirements of Rule 10A-3 under the Exchange Act.
The Board has affirmatively determined that Curtis H. Barnette, Burton A. Dole, Cheryl W. Grisé, Harry P. Kamen, Helene L. Kaplan, John M. Keane, James M. Kilts, Charles M. Leighton, Sylvia M. Mathews, Hugh B. Price, Kenton J. Sicchitano and William C. Steere, Jr. are all Independent Directors who do not have any material relationships with the Company or any of its consolidated subsidiaries. The Board also determined that the Independent Directors satisfy the criteria set forth in categorical standards established by the Board to assist it in making determinations regarding independence. These standards are set forth in the Categorical Standards Regarding Director Independence, included as Appendix A to this Proxy Statement and included in the Corporate Governance Guidelines of the Company, which are available on the Company’s website at http://www.metlife.com/corporategovernance. For a few months in 2002, an executive of MetLife, who was a director of Corning Incorporated, served on Corning’s Compensation Committee. Accordingly, under the NYSE Standards, the Board cannot determine that James R. Houghton, Chairman and Chief Executive Officer of Corning, is an Independent Director. (Mr. Houghton and Corning have announced that he will relinquish the role of Chief Executive Officer on April 28, 2005.) However, in July 2005, the Board will be permitted under the NYSE Standards to reconsider whether Mr. Houghton then could be determined to be an Independent Director.
The Company’s Board of Directors is divided into three classes. One class is elected each year to hold office for a term of three years. Of the 14 current Directors, four are Class I Directors with terms expiring at the 2006 Annual Meeting,

MetLife 2005 Proxy Statement

five are Class II Directors with terms expiring at the 2007 Annual Meeting, and five are Class III Directors with terms expiring at the 2005 Annual Meeting.
Non-Management Director Executive Sessions. The Non-Management Directors of the Company meet in regularly scheduled executive sessions without the presence of the Company’s management. The position of Presiding Director of the Non-Management Directors’ executive sessions rotates among the Chairs of the various Board Committees that consist entirely of Independent Directors.
Director Nomination Process. Potential candidates for nomination as Directors are identified by the Board of Directors and the Governance Committee through a variety of means, including recommendations of search firms, Board members, executive officers and shareholders. Potential candidates for nomination as Director must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Chairs of the Audit and Governance Committees. Candidates are evaluated based on the information supplied by the candidates and information obtained from other sources.
The Governance Committee will consider shareholder recommendations of candidates for nomination as Director. To be timely, a shareholder recommendation must be submitted to the Governance Committee, MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary, not later than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. Recommendations for nominations of candidates for election at the 2006 Annual Meeting must be received by the Corporate Secretary no later than December 27, 2005.
The Governance Committee makes no distinctions in evaluating nominees based on whether or not a nominee is recommended by a shareholder. Shareholders recommending a nominee must satisfy the notification, timeliness, consent and information requirements set forth in the

Company’s By-Laws concerning nominations that are brought before an annual meeting.
The recommendation must set forth all the information relating to the person recommended that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Exchange Act, and must include the recommended Nominee’s written consent to being named in the Proxy Statement as a Nominee and to serving as a Director if elected. In addition, the recommendation must include (A) a description of all arrangements or understandings between the nominating shareholder and the person being recommended and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder; (B) a representation that the recommendation is being made by a beneficial owner of the Company’s stock; (C) if the recommending shareholder intends to solicit proxies, a statement to that effect; and (D) the name and address of the recommending shareholder and the candidate being recommended.
Under criteria recommended by the Governance Committee and approved by the Board, the Governance Committee believes that the following specific, minimum qualifications must be met by any candidate that the Company would recommend for election to the Board of Directors:

•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the Company’s Board of Directors in its business judgment.

•
Leadership Experience. Such person should possess significant leadership experience in business, finance, accounting, law, education or government, and should possess qualities reflecting a proven record of accomplishment and an ability to work with others.

•
Commitment to the Company’s Values. Such person shall be committed to promoting the financial success of the Company and preserving and enhancing the Company’s reputation as a leader in American business and shall be in agreement with the values of the Company as embodied in its codes of conduct.

MetLife 2005 Proxy Statement

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a Director of the Company.

•	Reputation and Integrity. Such person shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

•	Other Factors. Such person shall have other characteristics considered appropriate for membership on the Board of Directors, including significant experience and accomplishments, an understanding of business and finance, sound business judgment, and an appropriate educational background.
In recommending candidates for election as Directors, the Governance Committee will take into consideration the need for the Board to have a majority of Directors that meet the independence requirements of the NYSE Standards and such other criteria as shall be established from time to time by the Board of Directors.
Board Committees. MetLife’s Board of Directors has designated six Committees. These Committees perform essential functions on behalf of the Board. The Committee Chairs review and approve agendas for all meetings of their respective Committees. The responsibilities of each of the Committees are summarized below. Only Independent Directors may be members of the Audit, Compensation and Governance Committees. Metropolitan Life Insurance Company also has designated Board Committees, including an Investment Committee.
Committee Charters. Each Committee of the Board of Directors has a Charter, which defines the Committee’s purposes and responsibilities. Charters for the Audit, Compensation and Governance Committees are posted on the Company’s website at
http://www.metlife.com/corporategovernance, and may be obtained in print by directing a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.

The Audit Committee
The Audit Committee, which consists entirely of Independent Directors,

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor;

•
oversees the Company’s accounting and financial reporting processes, the adequacy of the Company’s internal control over financial reporting and the adequacy of its disclosure controls and procedures, and the integrity of its financial statements. The Committee also pre-approves all audit and non-audit services to be provided by the independent auditor, reviews reports concerning significant legal and regulatory matters, discusses the Company’s guidelines and policies with respect to the process by which the Company undertakes risk management and risk assessment, and reviews the performance of the Company’s internal audit function;

•	discusses the Company’s filings on Forms 10-K and 10-Q and the financial information in those filings;

•	prepares an annual report to the shareholders for presentation in the Company’s proxy statement, the 2005 report being presented on page 22 of this Proxy Statement;

•	works closely with management as well as the Company’s independent auditor and General Auditor; and

MetLife 2005 Proxy Statement

•
has the authority to obtain advice and assistance from, and to receive appropriate funding from the Company for, the retention of outside counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee met ten times during 2004. A more detailed description of the role and responsibilities of the Audit Committee is set forth in the Audit Committee Charter.
Financial Literacy and Audit Committee Financial Expert. The Board of Directors has determined that the members of the Audit Committee are financially literate, as such qualification is interpreted by the Board of Directors. The Board of Directors has also determined that a majority of the members of the Audit Committee would qualify as “audit committee financial experts,” as such term is defined by the SEC, including Burton A. Dole, Jr., the Chair of the Committee.
The Compensation Committee
The Compensation Committee, which consists entirely of Independent Directors,

•
assists the Board in fulfilling its responsibility to oversee the compensation and benefits of the Company’s executive officers and other employees of the MetLife enterprise and produces an annual report on executive compensation for inclusion in the Company’s proxy statement, the 2005 report being presented on page 23 of this Proxy Statement;

•
approves the goals and objectives relevant to the Chief Executive Officer’s total compensation, evaluates the Chief Executive Officer’s performance in light of such goals and objectives, and endorses, for approval by the Independent Directors, the Chief Executive Officer’s total compensation level based on such evaluation;

•
approves and recommends ratification by the Board of Directors of the other executive officers’ total compensation, including their base salaries and annual and long term incentives, including equity-based incentives; and

•
has sole authority to retain and approve the terms of the retention of any compensation consultants and other compensation experts in connection with the evaluation of Chief Executive Officer or senior executive officer compensation.

The Compensation Committee met six times during 2004. A more detailed description of the role and responsibilities of the Compensation Committee is set forth in the Compensation Committee Charter.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has ever been an officer or employee of MetLife or any of its subsidiaries. During 2004, no executive officer of MetLife served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of MetLife or a member of MetLife’s Compensation Committee.
The Governance Committee
The Governance Committee, which consists entirely of Independent Directors,

•
assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria established by the Board, developing and recommending corporate governance guidelines to the Board, overseeing MetLife’s financial policies and strategies, capital structure and dividend policies, and overseeing MetLife’s internal risk management function;

•	recommends policies and procedures regarding shareholder nomination of Director candidates and regarding communication with Non-Management Directors; and

MetLife 2005 Proxy Statement

•
has other duties and responsibilities, including recommending the appointment of Directors to serve as the Chairs and members of the Committees of the Board, overseeing the evaluation of the Board and reviewing the compensation and benefits of the Board of Directors and recommending modifications thereof as may be appropriate.

The Governance Committee met nine times during 2004. A more detailed description of the role and responsibilities of the Governance Committee is set forth in the Governance Committee Charter.
The Executive Committee
The Executive Committee may exercise the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors.
The Public Responsibility Committee
The Public Responsibility Committee

•
oversees the Company’s charitable contributions, public benefit programs and other corporate responsibility matters. In this regard, the Committee reviews the Company’s goals and strategies for its contributions in support of health, education, civic affairs, culture and similar purposes, and its social investment program in which loans and other investments are made to support affordable housing, community, business and economic development and health care services for low and moderate income communities;

•	reviews the Company’s goals and strategies concerning legislative and regulatory initiatives that impact the interests of the Company; and

•	annually reviews and recommends the charitable contribution budget to the Board of Directors for its approval.
The Sales Practices Compliance Committee
The Sales Practices Compliance Committee

•	oversees compliance matters concerning the sale or marketing of insurance products to individuals and institutions by MetLife’s subsidiaries;

•
reviews policies and procedures with respect to sales practices compliance matters and audit plans and budgets for sales office audits prepared by the Corporate Ethics and Compliance Department related to sales practices compliance matters; and

•
receives and reviews reports concerning activities related to sales practices compliance matters, including reports from the leadership of the Compliance Department concerning allegations of fraud and misconduct and unethical business practices and reports of any significant investigations by governmental authorities.

The Investment Committee
The Investment Committee

•	oversees the investment activities of Metropolitan Life Insurance Company (“MLIC”) and certain subsidiaries;

•
authorizes designated investment officers, within specified limits and guidelines, to make and sell investments for MLIC’s General Account and Separate Accounts consistent with applicable laws and regulations and applicable standards of care;

MetLife 2005 Proxy Statement

•
reviews reports from the investment officers that investments have been made in conformity with the Committee’s general authorizations, applicable laws and regulations and applicable standards of care;

•
reviews and approves MLIC’s derivatives use plan and reviews reports from the investment officers on derivative transaction activity; reviews and approves MLIC’s high return program plan and reviews reports from the investment officers on high return program activity; reviews reports from the investment officers on the investment activities and performance of investment advisors that are engaged to manage certain investments of MLIC; reviews reports from the investment officers on the non-performing assets in MLIC’s investment portfolio; and reviews MLIC’s investment plans and receives periodic updates of performance compared to projections in the investment plans; and

•
at the request of MetLife, also oversees the management of investment assets of certain of MetLife’s subsidiaries and, in connection therewith, reviews reports from the investment officers on the investment activities and performance of the investment portfolio of such companies and submits reports about such activities and performance to MetLife.

Board Meetings and Director Attendance in 2004. In 2004, there were 11 regular and special meetings of the Board of Directors. All Directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees on which they served during 2004.
The following table lists the Directors who currently serve on the Committees.
MEMBERSHIP ON BOARD COMMITTEES

Investment
						Sales	(Metropolitan
					Public	Practices	Life Insurance
	Audit	Compensation	Governance	Executive	Responsibility	Compliance	Company)

R.H. Benmosche				◆			●
C. H. Barnette					●		◆
B. A. Dole, Jr.	◆				●		●
C.W. Grisé		●	●			●
J. R. Houghton				●
H. P. Kamen			●	●			●
H. L. Kaplan			◆	●	●		●
J. M. Keane	●		●			●
J. M. Kilts		●	●			●
C. M. Leighton		●		●		◆
S. M. Mathews			●		●		●
H. B. Price	●				◆	●
K. J. Sicchitano	●	●				●	●
W. C. Steere, Jr.	●	◆	●			●

(◆ = Chair       ● = Member)

MetLife 2005 Proxy Statement

Directors’ Retainer and Attendance Fees. The Company pays Non-Management Directors an annual retainer fee of $170,000 for serving on the Company’s Board of Directors. The retainer fee for Board service is paid in advance at the time of the Annual Meeting. A Non-Management Director who serves for only a portion of the year is paid a prorated retainer fee to reflect the period of such service. The Company will pay the Non-Management Directors annual retainer fees 50% in shares of the Company’s common stock and 50% in cash.
The Company pays an annual fee of $10,000 in cash to a Non-Management Director who serves as the Chair of a Board Committee. The Committee Chair retainer fees are paid in advance at the time of the Annual Meeting. The Company pays a $10,000 annual fee to each Non-Management Director who serves as the Chair of the Metropolitan Life Insurance Company Investment or Executive Committee. A Non-Management Director who serves for only a portion of the year would, in each case, be paid a prorated retainer fee to reflect the period of such service.
The Company reimburses Non-Management Directors for expenses they incur to attend the Company’s Board and Committee meetings, and, subject to availability, its corporate aircraft is sometimes used to transport Directors and their spouses or guests to and from these meetings and Company-sponsored events. If their spouses or guests accompany them to meetings and events, income would be imputed to them in accordance with IRS rules. In addition, the Company may provide courtesy tickets to sporting events and similar nominal benefits to Directors and their guests, and, subject to availability, may provide limited office space for occasional use by Directors. As a former Chief Executive Officer of Metropolitan Life Insurance Company, Mr. Harry Kamen receives secretarial support and use of an office.
The MetLife, Inc. 2000 Directors Stock Plan. The MetLife, Inc. 2000 Directors Stock Plan (the “2000 Directors Stock Plan”) authorized the Governance Committee to determine that the Company will pay up to 50% of the Company’s
Non-Management Directors’ retainer and attendance fees in stock grants and will pay all or part of the remainder of such fees in stock options. The plan provided that the exercise price of any stock option granted to the Company’s Non-Management Directors could not be less than the fair market value of a share of the Company’s common stock on the date the stock option was granted. No additional awards will be made under the 2000 Directors Stock Plan.
The MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan. The MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan, which was approved by the Company’s shareholders in 2004 and is effective on April 15, 2005, authorizes the Governance Committee to grant awards of stock options, share appreciation rights, restricted stock, restricted stock units and stock-based awards to any of the Company’s Non-Management Directors. The Plan provides that the exercise price of any stock option may be no less than the fair market value of a share of the Company’s common stock on the date the stock option is granted. The Board of Directors or the Governance Committee may terminate, modify or amend the Plan at any time, subject, in certain instances, to shareholder approval.
MetLife Fee Deferrals. A Non-Management Director may defer the receipt of all or part of his or her fees payable in cash or shares (and any imputed dividends on those shares) until a later date or until after he or she ceases to serve as a Director. In 2004, such deferrals could be made under the terms of the 2000 Directors Stock Plan (share awards) or the MetLife Deferred Compensation Plan for Outside Directors (cash awards). Beginning in 2005, such deferrals are made under the terms of the MetLife Non-Management Director Deferred Compensation Plan, which was adopted in 2004 and which is intended to comply with Internal Revenue Code Section 409A.
Directors’ Benefit Programs. Non-Management Directors who joined the Board after January 1, 2003 receive $200,000 of group life insurance. Non-Management Directors who joined the Board prior to January 1, 2003 are eligible to continue to

MetLife 2005 Proxy Statement

receive $200,000 of life insurance coverage under policies then in existence, for which MetLife would pay the Directors a cash amount sufficient to cover the cost of premiums (ranging up to approximately $20,000). MetLife provides each Non-Management Director with business travel accident insurance coverage while traveling on MetLife business. Non-Management Directors are eligible to participate in MetLife’s Long Term Care Insurance Program on a fully contributory basis.
Directors’ Retirement Policy. The retirement policy adopted by the Board of Directors provides that no Director may stand for election as a member of MetLife’s Board after he or she reaches the age of 72, and that a Director may continue to serve until the Annual Meeting coincident with or immediately following his or her 72nd birthday. The Board of Directors has waived the provisions of its retirement policy that would have required Mrs. Kaplan and Mr. Kamen to serve only until the Annual Meeting coincident with or immediately following her or his 72nd birthday. Accordingly, Mrs. Kaplan, if elected, would complete her term as a Director expiring in 2008 and Mr. Kamen would complete his term as a Director expiring in 2007. In addition, no Director who is also an officer of MetLife may serve as a Director when he or she retires as an officer of MetLife or Metropolitan Life Insurance Company unless the Board waives this requirement. The policy also provides that each Director must offer to resign from the Board whenever there is a change or discontinuance of his or her principal occupation or a significant change in his or her business or professional responsibilities.
Charitable Gift Program. Non-Management Directors elected as Directors of Metropolitan Life Insurance Company prior to October 1, 1999 participate in a charitable gift program under which each may recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from Metropolitan Life Insurance Company in the name of that Director upon the Director’s death. For 2004, the Company paid $223,294 in premiums for insurance policies under the program.
Certain Relationships and Related Transactions. Helene L. Kaplan and Curtis H. Barnette, Directors
of MetLife, are both Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”). Skadden performs legal services for MetLife and its affiliates, and MetLife provides insurance-related products and services to Skadden. Neither Mrs. Kaplan nor Mr. Barnette directly or indirectly provides legal services to MetLife or its subsidiaries or receives compensation from Skadden that is directly or indirectly related to fees that Skadden receives from MetLife or its subsidiaries. Neither has the right to vote on firm matters or participate in the firm’s profits. Skadden is not a significant supplier to the Company because the fees it receives from MetLife total less than 2% of its revenues. Hugh B. Price, a Director of MetLife, is a Senior Advisor to DLA Piper Rudnick Gray Cary US LLP, which performs legal services for MetLife and its affiliates. Mr. Price is considered an independent director under the SEC’s rules relating to audit committee independence. Under those rules, limited partners, non-managing members and those occupying similar positions with no active role in providing professional services to the issuer are not deemed to be receiving compensation from the issuer directly or indirectly, unlike the partners and members of a firm that provides services to an issuer. The Board of Directors has affirmatively determined that none of the Independent Directors, including Mrs. Kaplan, Mr. Barnette and Mr. Price, has a material relationship with the Company for purposes of the NYSE Standards. See “Corporate Governance” beginning on page 13.
Financial Management Code of Professional Conduct. The Company has adopted the MetLife Financial Management Code of Professional Conduct, a “code of ethics” as defined under the rules of the SEC, that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Corporate Controller and all professionals in finance and finance-related departments. The Financial Management Code is available on the Company’s website at http://www.metlife.com/corporategovernance. The Company intends to satisfy its disclosure obligations under Item 5.05 of Form 8-K by posting information about amendments to, or waivers from a provision of, the Financial Management Code that apply to the Company’s Chief Executive

MetLife 2005 Proxy Statement

Officer, Chief Financial Officer, Chief Accounting Officer, and Corporate Controller on the Company’s website at the address given above.
Employee Code of Business Conduct and Ethics and Directors’ Code of Business Conduct and Ethics. The Company has adopted the Employee Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the executive officers of the Company, and the Directors’ Code of Business Conduct and Ethics, which is applicable to the Directors of the Company. The Employee Code and the Directors’ Code are available on the
Company’s website at
http://www.metlife.com/corporategovernance and may be obtained in print by directing a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.

MetLife 2005 Proxy Statement

Audit Committee Report

This report is submitted by the Audit Committee of the MetLife Board of Directors (the “Committee”). The Committee, on behalf of the Board, is responsible for overseeing management’s conduct of MetLife’s financial reporting and internal control processes. Management has the responsibility for the preparation of MetLife’s consolidated financial statements and the reporting process. The firm of Deloitte & Touche LLP (“Deloitte”), as MetLife’s independent auditor, is responsible for auditing MetLife’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).
Deloitte has discussed with the Committee those matters described in the PCAOB Statement of Auditing Standards (“SAS”) No. 61, as amended by SAS 89 and SAS 90, and Rule 2-07 of Regulation S-X promulgated by the SEC. Deloitte has also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 regarding Deloitte’s independence, and the Audit Committee has discussed with Deloitte its independence from MetLife.
During the course of 2004, management completed the documentation, testing and evaluation of MetLife’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of Sarbanes-Oxley and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Deloitte at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as Deloitte’s Report of Independent Registered Public Accounting Firm
included in the Company’s Annual Report on Form 10-K related to Deloitte’s audit of the consolidated financial statements of the Company and its report regarding its audit of the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2005.
The Committee reviewed and discussed MetLife’s audited consolidated financial statements for the year ended December 31, 2004 (the “2004 audited consolidated financial statements”) with management and with Deloitte. In reliance upon the reviews and discussions with management and Deloitte described in this report, and the Board of Directors’ receipt of an opinion from Deloitte dated March 4, 2005 stating that MetLife’s 2004 audited consolidated financial statements present fairly, in all material respects, the consolidated financial position of MetLife and its consolidated subsidiaries at December 31, 2004 and 2003 and the consolidated results of operations and consolidated cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America, the Committee recommended to the Board that MetLife’s 2004 audited consolidated financial statements be included in MetLife’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.
A copy of the Audit Committee’s Charter is available on the Company’s website at
http://www.metlife.com/corporategovernance.
Respectfully,
Burton A. Dole, Jr., Chair
John M. Keane
Hugh B. Price
Kenton J. Sicchitano
William C. Steere, Jr.

MetLife 2005 Proxy Statement

Compensation Committee Report on Executive Compensation

This report on executive compensation is submitted by the Compensation Committee (the “Committee”) of MetLife’s Board of Directors. The Committee has oversight of MetLife’s total compensation program. The Committee evaluates the performance of the Chief Executive Officer and endorses, for approval by the Independent Directors, the total compensation of the Chief Executive Officer based on such evaluation. The Committee also reviews and recommends to the Board of Directors the total compensation of executive officers named in the “Summary Compensation Table” on page 28 (the “Named Executive Officers”).
Periodically, the Committee will review executive compensation for the Named Executive Officers on a comprehensive basis that includes such items as deferred compensation balances, perquisites and change of control arrangements in addition to base salary and annual and long term incentives. The Committee has retained an independent executive compensation consultant who provides the Committee with an external perspective on executive compensation practices and attends meetings of the Committee when executive compensation items are discussed.
Compensation Philosophy and Objectives
MetLife’s total compensation philosophy, as endorsed by the Compensation Committee, is designed to:

•	provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives;

•	align the compensation plans to the Company’s business strategies;

•	reinforce the Company’s pay for performance culture by making a significant portion of compensation variable and based on company, business unit and individual performance; and

•	align the financial interests of the Company’s executives and its shareholders through stock-based incentives and by building executive ownership in the Company.
MetLife has a strong pay for performance philosophy, and to that end the total compensation program provides opportunities that are competitive within the insurance industry and the broader financial services industry. The Committee’s independent compensation consultant provides advice to the Committee about competitive compensation practices and trends in the marketplace. The Committee has selected a group of insurance and financial services companies against which MetLife’s executive compensation programs are benchmarked and generally positions its executive compensation opportunities within a range of the median to the third quartile of insurance and financial services companies. Some of these companies, but not all, are included in the S&P Indices which are reflected on the “Performance Graph,” on page 36.
It is the Committee’s policy that all incentive compensation paid to MetLife’s executives be deductible for federal income tax purposes. This includes compliance with Internal Revenue Code Section 162(m), which limits deductible compensation paid to the Company’s Chief Executive Officer and four other highest-paid executives during a taxable year to $1,000,000 but excludes (among other items) incentive compensation paid on account of attainment of objective performance goals. The Committee may, on occasion, determine that it is appropriate to pay incentive compensation that would not be deductible.
Compensation Components and Practices
Total compensation includes base salary and annual and long term incentive awards. A substantial portion of each executive’s total compensation is variable and will continue to be

MetLife 2005 Proxy Statement

at risk based on Company, business unit and individual performance. As an executive’s responsibilities become more significant, a larger portion of total compensation will be at risk or variable based on performance. The compensation philosophy places less emphasis on base salary than on incentives and aims to reward executives through the payment of annual and long term incentive awards that are performance-driven.
Base Salary
Each year the Committee reviews the base salaries of the Named Executive Officers and, when warranted, makes recommendations regarding base salary changes to the Independent Directors regarding the Chief Executive Officer, and to the Board of Directors regarding the other Named Executive Officers, in the context of total compensation relative to their respective responsibilities and the competitive market. Likewise, other executive officers are paid base salaries that are intended to reflect their levels of responsibilities and competitive market conditions within a total compensation context.
Annual Incentive Program
The objectives of the MetLife Annual Variable Incentive Plan (the “AVIP”) are to:

•	provide competitive opportunities commensurate with Company performance;

•	align total annual incentive pay with the Company’s annual business results; and

•	make a significant portion of total compensation variable based upon Company, business unit and individual performance.
Prior to the beginning of each calendar year, the Committee approves the formula of performance measures and goals of the AVIP that are based on the Company’s business plan. Goals, such as operating earnings and return on equity, are used as a basis for determining the maximum value of all awards that will be available for distribution. The actual value of all awards approved by the Committee is allocated among the various business units based on each unit’s performance compared with the objectives set for it at the beginning of the performance period and overall Company results.
In all AVIP award determinations, including those for the Named Executive Officers, individual performance, compared with established objectives and relative contributions among the AVIP participants, is a key factor in the determination of the individual’s actual incentive award. Paying for performance has produced significant AVIP award differentiation based on an individual’s performance and relative contribution. The Committee recommends individual incentive awards for executive officers, including the Named Executive Officers other than the Chief Executive Officer, to the Board of Directors for approval, and endorses for the approval of the Independent Directors the incentive award for the Chief Executive Officer. Each of the Named Executive Officers participates in the AVIP. The maximum annual awards that may be paid to officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act will be determined in a manner designed to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.
Long Term Incentive Program
Long term incentive awards assist the Company in focusing efforts of the executives on increasing total shareholder value and attaining other performance goals over a number of years, which are integral to the Company’s continued success.
The objectives of the long term incentive program are to:

•	align executives’ and shareholders’ interests;

•	foster and promote the long term financial success of the Company;

•	encourage executives to take a long term strategic perspective and reward performance accordingly; and

•	attract and retain key executives with long term business perspective.
Long term incentive awards for executives, including those of the Named Executive Officers other than the Chief Executive Officer, are recommended by the Committee to the Board of

MetLife 2005 Proxy Statement

Directors, and long term incentive awards for the Chief Executive Officer are endorsed by the Committee for the approval of the Independent Directors in the context of total compensation.
Long Term Performance Compensation Plan
Final grants under the Long Term Performance Compensation Plan (the “Long Term Plan”) were made to the Named Executive Officers in 2004. Beginning in 2005, no additional grants will be made under the Long Term Plan. The Long Term Plan covers three-year performance periods, the last of which will end in 2007 (each, a “performance period”). The Committee approved the incentive opportunity targets for each Long Term Plan participant, including the Named Executive Officers, for each performance period. The Committee may approve a higher or lower incentive opportunity for a particular individual based on his or her potential impact on the Company’s long-term business results.
At the time the Committee approved incentive opportunities, the Committee determined that the best measurement for determining Company performance is total shareholder return (including dividends) on the Company’s stock during the performance period. The Committee and the Board of Directors may choose to exercise discretion under the Long Term Plan to approve a final award reflecting between 90% and 110% of the product of each individual’s incentive opportunity multiplied by the total shareholder return on the Company’s common stock during the performance period. Except for an award to the Chief Executive Officer, whose award is endorsed by the Compensation Committee and approved by the Independent Directors, no award will become payable, including those of the Named Executive Officers, unless it is approved by a vote of the Board of Directors. Awards may be paid, in whole or in part, in shares of the Company’s common stock at the discretion of the Board of Directors. Each of the Named Executive Officers participates in the Long Term Plan.
MetLife, Inc. 2000 Stock Incentive Plan
In 2004, management employees of the Company and certain subsidiaries, including each of the Named Executive Officers, were granted stock options under the MetLife, Inc. 2000 Stock
Incentive Plan (the “2000 Stock Plan”), in amounts determined on an individual basis by the Committee to reflect the responsibilities and performance of the participants and to motivate superior performance. Beginning in 2005, no additional awards to the Named Executive Officers will be made under the 2000 Stock Plan.
The Committee has administered the 2000 Stock Plan, including determination of the timing of grants and the terms and conditions of each option. No option exercise price is less than the fair market value of a share of the Company’s common stock on the date the option is granted. For additional information about stock options, see the chart entitled “Option Grants in Last Fiscal Year” on page 30.
MetLife, Inc. 2005 Stock and Incentive
Compensation Plan
In 2004, the shareholders of the Company approved the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “2005 Stock Plan”). Under the 2005 Stock Plan, which is effective on April 15, 2005, the Compensation Committee is authorized to recommend for Board approval grants of various kinds of equity-and cash-based awards, including stock options and performance shares, to the Company’s executive officers and others.
On February 22, 2005, the Committee recommended, and the Board approved, grants of stock options and performance shares to executives, including the Named Executive Officers. The receipt of the grants is subject to the employment of the executive on April 15, 2005 and execution by the Company and the executive of an award agreement. The exercise price of the options will be the closing price of the Company’s common stock on the New York Stock Exchange on April 15, 2005. The Board approved the following grants for the Named Executive Officers: Mr. Benmosche: 400,000 options and 127,500 performance shares; Mr. Henrikson: 90,000 options and 30,000 performance shares; Ms. Weber: 55,000 options and 25,000 performance shares; Ms. Rein: 55,000 options and 18,000 performance shares; and Mr. Toppeta: 55,000 options and 25,000 performance shares.

MetLife 2005 Proxy Statement
Building Equity Ownership
The Company has established stock ownership guidelines for its executives, including the Named Executive Officers. Shares acquired by exercise of stock options, through the Long Term Plan share awards, in the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates (the “Savings and Investment Plan”), or on the open market or held by immediate family members or in trust, and shares tracked in the MetLife Deferred Compensation Plan for Officers, the MetLife Leadership Deferred Compensation Plan or Metropolitan Life Auxiliary Savings and Investment Plan (the “Auxiliary Savings and Investment Plan”), count toward satisfaction of these requirements. There is no compulsory time frame for accumulating the minimum ownership requirement. Each active officer (or other associate of equivalent grade) is expected to retain stock acquired through the exercise of stock options or from the Long Term Plan awards until the officer meets the applicable stock ownership requirement.
As of the end of 2004, the ownership of the Named Executive Officers is as follows:

Name	Ownership Guidelines	Ownership

Mr. Benmosche	7 times base salary	5.8 times base salary
Mr. Henrikson	4 times base salary	4.0 times base salary
Ms. Weber	4 times base salary	2.4 times base salary
Ms. Rein	3 times base salary	3.2 times base salary
Mr. Toppeta	4 times base salary	3.5 times base salary

CEO Compensation
Mr. Benmosche’s total compensation for 2004, which is detailed in the “Summary Compensation Table” on page 28, includes a base salary of $1,100,000, an annual incentive award under the AVIP of $3,800,000 for 2004, and an estimated Long Term Plan Award of $3,921,900 for the April 1, 2002 to March 31, 2005 performance period (see footnote 4 to the “Summary Compensation Table” on page 28). Mr. Benmosche’s base salary of $1,100,000 has been at that level since March 2002.
In 2004, Mr. Benmosche also received stock options totaling 415,000 shares and a Long Term Plan award opportunity of $4,425,000 for the April 1, 2004 to March 31, 2007 performance period.
In determining Mr. Benmosche’s compensation for 2004, the Committee weighed his accomplishments against his goals for the year while also taking into consideration the effectiveness of his leadership and its impact on the MetLife enterprise. Mr. Benmosche achieved all his goals in 2004. As a result of his strategic leadership, the Company’s 2004 financial and operating results exceeded its goals in all categories. In 2004, the Company improved or maintained its financial strength ratings; MetLife’s sales force grew for the first time in a number of years; the Company continued to enhance top-line growth through the introduction of innovative insurance product offerings such as insurance for critical illness; and Mr. Benmosche continued to exhibit leadership on the national and local levels through advancement of legislative, regulatory and administrative changes, all of which actions and initiatives were reflected as part of Mr. Benmosche’s objectives for 2004. At the same time, the Company maintained its standards of ethical conduct across its lines of business and its reputation for integrity.
Other Compensation and Benefit Programs
The Named Executive Officers also participate in a broad-based employee benefits program that includes a pension program, a savings and investment program, group health and disability coverage, group life insurance, and other benefit plans. Further details on the retirement program are provided on pages 31 through 33.

MetLife 2005 Proxy Statement

Under the MetLife Deferred Compensation Plan for Officers, the Company’s officers, including each of the Named Executive Officers, had the opportunity to defer receipt of a portion of his or her cash compensation and stock awards payable through December 31, 2004. The Company’s executive officers, including each Named Executive Officer, have a similar opportunity to defer compensation payable on and after January 1, 2005 under the MetLife Leadership Deferred Compensation Plan, which is intended to comply with Internal Revenue Code Section 409A. Under each plan, simulated investment returns are credited to participants’ deferred compensation accounts at market and non-preferential rates.
The Named Executive Officers are also parties to other employment-related agreements as described under the heading “Employment-Related Agreements” beginning on page 33 of this Proxy Statement.

Respectfully,
William C. Steere, Jr., Chair
Cheryl W. Grisé
James M. Kilts
Charles M. Leighton
Kenton J. Sicchitano

MetLife 2005 Proxy Statement

Executive Compensation

Summary Compensation Table

						Long Term Compensation
						Awards
	Annual Compensation					Securities	Payouts
					Other Annual	Underlying	LTIP		All Other
		Salary	Bonus		Compensation	Options	Payouts		Compensation
Name and Principal Position	Year	($)	($)		($)(2)	(#)(3)	($)		($)

Robert H. Benmosche,	2004	$1,100,000	$3,800,000	(1)	$54,056	415,000	$3,921,900	(4)	$180,000	(5)
Chairman of the Board	2003	1,100,000	3,400,000		78,302	450,000	2,910,185		185,185
and Chief Executive	2002	1,080,769	3,500,000		66,253	525,000	3,336,300		421,771
Officer

C. Robert Henrikson,	2004	600,000	1,400,000	(1)	—	90,000	784,380	(4)	67,000	(5)
President and	2003	600,000	1,075,000		—	115,000	970,062		68,646
Chief Operating Officer	2002	585,577	1,100,000		—	140,000	1,430,000		117,217

Lisa M. Weber,	2004	491,667	985,000	(1)	—	70,000	588,285	(4)	55,979	(5)
President,	2003	450,000	875,000		—	80,000	545,660		804,831	(6)
Individual Business	2002	435,577	900,000		—	110,000	800,000		105,389

Catherine A. Rein,	2004	530,000	800,000	(1)	—	65,000	598,613	(4)	49,200	(5)
Senior Executive Vice	2003	530,000	700,000		—	75,000	848,804		47,771
President and Chief	2002	517,308	650,000		—	109,650	1,226,600		76,818
Administrative Officer

William J. Toppeta,	2004	500,000	825,000	(1)	—	65,000	653,650	(4)	50,000	(5)
President,	2003	500,000	750,000		—	80,000	848,804		48,538
International	2002	495,193	700,000		—	110,000	1,256,700		85,379

(1)	Includes incentive awards pursuant to the AVIP based on 2004 performance, which were paid in the first quarter of 2005.

(2)	Includes amounts representing the approximate incremental cost to MetLife for personal use by Mr. Benmosche of the corporate aircraft as follows: during 2004: $53,700; during 2003: $78,000; during 2002: $66,040. The Named Executive Officers were provided some or all of the following perquisites or personal benefits in 2004: country club fees, spousal travel and meals, personal aircraft use, personal use of automobiles and financial counseling. The incremental cost of perquisites and personal benefits of a Named Executive Officer is not reported in any year in which it did not in the aggregate exceed the lesser of $50,000 or 10% of the executive’s total salary and bonus. The incremental costs of perquisites and other personal benefits were determined in consideration of variable costs incurred by the Company to provide the benefit to the executive.

(3)	Specific information regarding stock option grants is provided in the table entitled “Option Grants in Last Fiscal Year” set forth on page 30.

(4)	These amounts do not reflect actual payouts for the Long Term Plan performance period of April 1, 2002 to March 31, 2005. On February 22, 2005, the Board of Directors determined to calculate each executive’s payout based on the executive’s opportunity multiplied by total shareholder return during the performance period. The amounts in this table reflect what the Named Executive Officer’s payout would have been had the performance period ended, and total shareholder return had been calculated, as of February 22, 2005. Payment of the awards to the Named Executive Officers will be made on or after April 15, 2005 and will be payable in the form of 75% in MetLife common stock and 25% in cash. The actual payment amounts will be reported, as applicable, in the 2006 Proxy Statement.

MetLife 2005 Proxy Statement

(5)	Includes: (i) contributions to the Savings and Investment Plan of $8,200 for each of the Named Executive Officers, and (ii) employer contributions to, or, with respect to, the Auxiliary Savings Investment Plan and, if applicable, the Metropolitan Life Supplemental Auxiliary Savings and Investment Plan, as follows: Mr. Benmosche: $171,800; Mr. Henrikson: $58,800; Ms. Weber: $46,467; Ms. Rein: $41,000; and Mr. Toppeta: $41,800. The amount noted for Ms. Weber also includes the $1,312 cost of group life insurance coverage provided in an amount above the standard program formula.

(6)	Includes a 1998 sign-on bonus of $750,000, payable following termination of employment, which vested in 2003. See “Employment-Related Agreements — Deferred Compensation Plans” on page 35.
Long Term Incentive Plan Awards in Last Fiscal Year

		Estimated Future Payouts Under
	Performance or Other Period Until	Non-Stock Price-Based Plans
Name	Maturation or Payout	Estimated Target Payment($)(1)

Robert H. Benmosche	April 1, 2004 - March 31, 2007	$4,425,000
C. Robert Henrikson	April 1, 2004 - March 31, 2007	950,000
Lisa M. Weber	April 1, 2004 - March 31, 2007	775,000
Catherine A. Rein	April 1, 2004 - March 31, 2007	700,000
William J. Toppeta	April 1, 2004 - March 31, 2007	750,000

(1)	Beginning in 2005, no additional grants will be made under the Long Term Plan. Grants made for the period April 1, 2004 through March 31, 2007 are the last grants that will be made under this Plan. The Long Term Plan provided for payouts to eligible employees at the end of three-year performance periods. At the beginning of each performance period, individual incentive opportunities were set for each participant. In addition, performance measures and goals were established for the MetLife enterprise. The performance of the enterprise, measured against these measures and goals, affects the amount of the award payable in respect of the stated individual opportunity.
For the performance period ending in 2007, the Board of Directors determined to exercise its discretion to approve a final award reflecting between 90% and 110% of the product of each individual’s incentive opportunity multiplied by the total shareholder return on the Company’s common stock during the performance period. The target amounts included in the table reflect 100% of the applicable incentive award opportunity for each individual since it is not possible to predict what the total shareholder return will be at the end of the performance period and its impact on any such final award payout.
Awards under the Long Term Plan may be paid, upon the approval of the Board, in whole or in part, in shares of the Company’s common stock valued at the fair market value of the stock at the end of the performance period.

MetLife 2005 Proxy Statement
Option Grants in Last Fiscal Year

	Individual Grants
	Number of				Potential Realizable Value at
	Securities	Percent of Total			Assumed Annual Rates of
	Underlying	Options			Stock Price Appreciation
	Options	Granted to	Exercise or		for Option Term(3)
	Granted	Employees in	Base Price	Expiration	5%	10%
Name	(#)(1)	Fiscal Year	($/Sh)(2)	Date	($)	($)

Robert H. Benmosche	415,000	8.18%	$35.26	2/16/14	$9,202,625	$23,320,925
C. Robert Henrikson	90,000	1.77	35.26	2/16/14	1,995,750	5,057,550
Lisa M. Weber	70,000	1.38	35.26	2/16/14	1,552,250	3,933,650
Catherine A. Rein	65,000	1.28	35.26	2/16/14	1,441,375	3,652,675
William J. Toppeta	65,000	1.28	35.26	2/16/14	1,441,375	3,652,675

(1)	These options will normally become exercisable at the rate of 33 1/3% per year on each of the first three anniversaries of their date of grant beginning on February 17, 2005.

(2)	The exercise price of the options granted is equal to the fair market value of a share of MetLife common stock on the date of grant.

(3)	These amounts, based on assumed appreciation rates of 5% and 10% as prescribed by SEC rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options
	Shares Acquired	Value	Fiscal Year-End (#)		at Fiscal Year-End ($)
Name	On Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert H. Benmosche	—	$—	822,600	890,000	$9,139,156	$8,309,750
C. Robert Henrikson	—	—	212,468	213,332	2,357,748	2,059,050
Lisa M. Weber	—	—	144,976	159,999	1,606,948	1,513,888
Catherine A. Rein	—	—	160,975	151,550	1,769,406	1,438,098
William J. Toppeta	—	—	171,851	154,999	1,890,748	1,487,638

MetLife 2005 Proxy Statement

Retirement Plan Information
Pension benefits for employees in the United States are provided under the Metropolitan Life Retirement Plan for United States Employees (the “Retirement Plan”). The Retirement Plan is a tax-qualified defined benefit pension plan, in which the amount of an employee’s pension is calculated using historical compensation and other information rather than the market value of the plan’s assets. The Company calculates a retiree’s defined benefits under the plan under either one or a combination of two different formulas. Employees hired or rehired during or after 2002 accrue benefits for post-2002 services under the “Personal Retirement Account Formula,” under which the Company considers length of service, total eligible compensation and specified interest rates in determining the amount of the benefit. The Company determines defined benefit amounts based on service before 2003 using a “Traditional Formula,” which takes into account final average compensation and years of service. Employees hired before 2002 will receive pensions based on the Traditional Formula for service through 2002. Before the beginning of 2003, each of these employees who remained actively employed throughout 2002 made an election to use either the Personal Retirement Account Formula or the Traditional Formula for service during 2003 and afterward.
The Internal Revenue Code imposes limitations on the benefits that the Company can pay under the Retirement Plan. The Company also sponsors the MetLife Auxiliary Pension Plan (the “Auxiliary
Plan”) to provide benefits which eligible employees would have received under the Retirement Plan if these limitations did not apply. The Auxiliary Plan is a non-qualified deferred compensation plan that is unfunded. Obligations under the Auxiliary Plan are generally calculated the same way as they are under the Retirement Plan.
The Company’s payment obligations under the Retirement Plan and the Auxiliary Plan are not reduced to reflect a participant’s social security benefits or other offset amounts, but are integrated with social security benefits to produce a consistent level of benefits in relation to eligible compensation. Participants may choose joint and survivor annuity, life annuity with term certain, contingent annuity, or first-to-die annuity payout of their benefits under either formula. Participants may choose a lump sum payout of their benefits under the Personal Retirement Account Formula. Participants at the level generally equivalent to Senior Vice-President or higher may also select, subject to the approval of the Compensation Committee or its designee, the timing and frequency of the Traditional Formula benefit payment under the Auxiliary Plan, including a lump-sum payment.
The retirement benefits of Mr. Benmosche, Mr. Henrikson, Ms. Rein and Mr. Toppeta are determined under the Traditional Formula. Ms. Weber’s retirement benefits are determined by the Traditional Formula with regard to service prior to January 1, 2003, and (reflecting her choice) the Personal Retirement Account Formula with regard to service thereafter.

MetLife 2005 Proxy Statement
Traditional Formula
The following table shows the estimated Traditional Formula retirement benefits payable at normal retirement age (generally 65) to a person retiring with the indicated final average pay and years of credited service on a 30% joint and survivor basis, if married, and on a life annuity basis with a 5-year guarantee, if single. The figures reflect an individual’s combined benefit under the Retirement Plan and the Auxiliary Plan.
Estimated Annual Benefits at Retirement With Indicated Years of Credited Service

Final
Average Pay	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$500,000	$41,100	$82,200	$123,300	$164,400	$205,500	$246,700	$287,800	$300,300
750,000	62,400	124,700	187,100	249,400	311,800	374,200	436,500	455,300
1,000,000	83,600	167,200	250,800	334,400	418,000	501,700	585,300	610,300
1,250,000	104,900	209,700	314,600	419,400	524,300	629,200	734,000	765,300
1,500,000	126,100	252,200	378,300	504,400	630,500	756,700	882,800	920,300
1,750,000	147,400	294,700	442,100	589,400	736,800	884,200	1,031,500	1,075,300
2,000,000	168,600	337,200	505,800	674,400	843,000	1,011,700	1,180,300	1,230,300
2,250,000	189,900	379,700	569,600	759,400	949,300	1,139,200	1,329,000	1,385,300
2,500,000	211,100	422,200	633,300	844,400	1,055,500	1,266,700	1,477,800	1,540,300
2,750,000	232,400	464,700	697,100	929,400	1,161,800	1,394,200	1,626,500	1,695,300
3,000,000	253,600	507,200	760,800	1,014,400	1,268,000	1,521,700	1,775,300	1,850,300
3,250,000	274,900	549,700	824,600	1,099,400	1,374,300	1,649,200	1,924,000	2,005,300
3,500,000	296,100	592,200	888,300	1,184,400	1,480,500	1,776,700	2,072,800	2,160,300
3,750,000	317,400	634,700	952,100	1,269,400	1,586,800	1,904,200	2,221,500	2,315,300
4,000,000	338,600	677,200	1,015,800	1,354,400	1,693,000	2,031,700	2,370,300	2,470,300
4,250,000	359,900	719,700	1,079,600	1,439,400	1,799,300	2,159,200	2,519,000	2,625,300
4,500,000	381,100	762,200	1,143,300	1,524,400	1,905,500	2,286,700	2,667,800	2,780,300
4,750,000	402,400	804,700	1,207,100	1,609,400	2,011,800	2,414,200	2,816,500	2,935,300
5,000,000	423,600	847,200	1,270,800	1,694,400	2,118,000	2,541,700	2,965,300	3,090,300
5,250,000	444,900	889,700	1,334,600	1,779,400	2,224,300	2,669,200	3,114,000	3,245,300
5,500,000	466,100	932,200	1,398,300	1,864,400	2,330,500	2,796,700	3,262,800	3,400,300
5,750,000	487,400	974,700	1,462,100	1,949,400	2,436,800	2,924,200	3,411,500	3,555,300
6,000,000	508,600	1,017,200	1,525,800	2,034,400	2,543,000	3,051,700	3,560,300	3,710,300

To calculate a benefit using the Traditional Formula, the Company uses an employee’s “final average compensation,” “covered compensation” and “credited service” years as those terms are defined in the Retirement Plan. “Covered compensation” is the participant’s average Social Security wage base for a 35-year period ending the year a participant reaches his or her Social Security retirement age, or, if the participant retires before that age, for the 35-year period ending on the year of retirement. The annual benefit equals, generally, the number of years of credited service multiplied by a given percentage of “covered compensation,” plus the number of years of credited service multiplied by a different given percentage of “final average compensation” to the extent it is in excess of the “covered compensation,” all as specified in the Retirement Plan. Participants who served more than 35 years also receive a percentage of “final average compensation” multiplied by years of “credited service” in excess of 35 years.
The Company calculates “final average compensation” differently for participants at the level equivalent to Senior Vice-President or higher. For participants below the level of Senior Vice President, the Company looks back ten years before retirement or separation, and determines the consecutive 60-month period during which compensation including base salary and annual variable incentive compensation was the highest, and calculates the average annual figure, which equals the “final average compensation.” The 60-month period need not coincide with calendar years. For the Senior Vice President and above category, the Company also looks back ten years to find the five-year period during which compensation, including base salary but

MetLife 2005 Proxy Statement

excluding payments under the AVIP, was the highest, and finds an average annual base compensation. Then it takes the five highest AVIP payments for the retiree during the same ten years prior to retirement, and finds another annual average (average annual AVIP). If an AVIP award is to be made beyond the end of service for the final year or partial year of service and the award amount is not yet known, a projected final AVIP award will be taken into consideration when calculating the average annual AVIP. The sum of the average annual base compensation and average annual AVIP equals the final average compensation. The type of compensation included in annual base compensation is generally the same as the compensation in the “salary” column of the “Summary Compensation Table” on page 28, and the AVIP payment is generally the same as the compensation reflected in the “bonus” column of the Summary Compensation Table.
At December 31, 2004, the estimated “final average compensation” for purposes of the Traditional Formula would have been $4,476,667 for Mr. Benmosche, $1,577,084 for Mr. Henrikson, $1,203,200 for Ms. Rein and $1,200,750 for Mr. Toppeta. The estimated years of credited service for purposes of the Traditional Formula as of such date is 9 years for Mr. Benmosche, 32 years for Mr. Henrikson, 19 years for Ms. Rein and 31 years for Mr. Toppeta.
Personal Retirement Account Formula
Personal Retirement Account Formula retirement benefits are determined by crediting each eligible associate at the end of each month in which the associate is employed by certain Company affiliates an amount equal to 5% of eligible pay up to the annual social security wage base, and 10% of eligible pay over the annual social security wage base, plus interest on the accrued balance at a rate determined annually based on the 30-year bond rate promulgated by the Internal Revenue Service (for 2004, the annual interest rate was 5.12%).
At December 31, 2004, Ms. Weber’s estimated annual benefit at normal retirement age, determined by the total retirement benefits under the Traditional Formula, for service prior to 2003, and the Personal Retirement Account Formula, for service during and after 2003, was $151,500 based on a life annuity with a five year term certain.
Employment-Related Agreements
Employment Continuation Agreements. The Company has entered into employment continuation agreements with each of the Named Executive Officers and some of its other key executives. Each agreement provides that, if a change of control of the Company occurs, as defined in the agreements, the executive’s employment would continue for a period of three years and be governed by the agreement during that time. If the executive’s terms and conditions of employment during that three-year period do not satisfy specified standards regarding base pay, incentive compensation, benefits, and other terms, the executive may terminate employment and receive termination benefits, including up to three year continuation of existing benefits, additional service credit for pension benefits for up to a three years or until the Named Executive Officer’s sixty-fifth birthday (whichever comes first), and a lump-sum severance payment equal to three times the sum of the executive’s current base salary and average annual bonus award over the preceding three years. The same termination benefits would be due if the Company terminates the executive’s employment during the three-year period without cause. As defined in the agreements, cause includes conviction of a felony, misconduct causing material harm to the Company, and similar conduct. The agreements also provide that the Named Executive Officer would be made whole for any excise taxes due as a result of payments exceeding the change of control excise tax threshold.
Mr. Benmosche may also voluntarily terminate employment during a thirty-day period beginning six months after a change of control and receive the termination benefits discussed in the prior paragraph.
Transition Assistance Plan. The Named Executive Officers are eligible to participate in the MetLife Plan for Transition Assistance for Officers, which provides benefits upon termination due to job elimination or, under certain circumstances,

MetLife 2005 Proxy Statement

poor performance. The plan provides for outplacement services and severance payments. Participants also receive the vesting of pension benefits and savings and investment program account balances, additional age and service credit for pension and benefits purposes, limited continuation of medical benefits at active employee premium rates and limited continuation of life insurance coverage. Participants meeting age and service requirements also receive retirement medical benefits. Some provisions of the plan that go into effect upon a change of control, as defined in the plan, do not apply to the Named Executive Officers because of their employment continuation agreements.
2000 Stock Plan and Stock Option Agreement. The Company has awarded stock options under the 2000 Stock Plan to each of the Named Executive Officers, who have executed agreements concerning such options. All such agreements provide that if the executive is terminated for cause, as defined in the 2000 Stock Plan, the options will be forfeited, and that if the executive is terminated in a sale, divestiture, or similar transaction involving a business unit or segment designated for this purpose by the Compensation Committee, the options will become exercisable as originally scheduled and remain exercisable until three years after the date the executive is terminated, or earlier if they expire.
All of these agreements also provide that in the event of a change of control, as defined in the 2000 Stock Plan, all options covered by the agreements will become fully exercisable unless the Compensation Committee determines that the options will be honored or replaced with new rights or that a cash payment will be made to the executive based on the change of control price.
The agreements regarding grants under the 2000 Stock Plan on or after February 8, 2002 provide that the options continue to be exercisable for the full term of the option if the executive dies while employed, retires or qualifies for long-term disability (unless the executive is later terminated for cause). Agreements regarding grants under the 2000 Stock Plan before February 8, 2002 generally provided that the maximum amount of time that the options would be exercisable after these events would be the earlier of three years from the event or the expiration of the term of the option.
All the agreements under the 2000 Stock Plan provide that, if the executive’s employment terminates for any other reason, any currently exercisable options may be exercised for thirty days from the date of termination, unless the term of the option expires earlier.
2005 Stock and Incentive Plan, Stock Option Agreements and Performance Share Agreements. Each of the Named Executive Officers has been awarded stock options and performance shares under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “2005 Stock Plan”), effective on April 15, 2005, and will be offered agreements concerning those awards.
All stock option agreements that will be offered to the Named Executive Officers under the 2005 Stock Plan will provide that if the executive is terminated for cause, as defined in the 2005 Stock Plan, the options will be forfeited. The agreements will also provide that in the event of a change of control, as defined in the 2005 Stock Plan, all options covered by the agreements will become fully exercisable and remain so for at least one year, unless the executive is terminated for cause. However, the Compensation Committee may instead determine that the options will be honored or replaced with new rights or that a cash payment will be made to the executive based on the change of control price. The agreements will provide that the options continue to be exercisable for the full term of the option if the executive dies while employed, retires, is terminated with bridge eligibility for retirement medical benefits, or qualifies for long-term disability (unless the executive is later terminated for cause). If the executive’s employment terminates for any other reason, any currently exercisable options will be exercised for thirty days from the date of termination, unless the term of the option expires earlier.
All performance share agreements that will be offered to the Named Executive Officers under the 2005 Stock Plan will provide that if the executive is terminated for cause, the performance shares will be forfeited. The agreements will provide that in the event of a change of control, the

MetLife 2005 Proxy Statement

performance shares will be payable in cash based on the change of control price unless the Compensation Committee has instead determined that the performance shares will be honored or replaced with new rights. The agreements will also provide that the performance shares will remain payable in their final form at the conclusion of the performance period if the executive retires, is terminated with bridge eligibility for retirement medical benefits, or qualifies for long-term disability (unless the executive is later terminated for cause). If the executive dies while employed, the performance shares will be paid in cash based on the closing price of Company common stock on the date of death. If the executive’s employment terminates for any other reason, the performance shares will be forfeited.
Long Term Plan. Under the Long Term Plan, after a change of control as defined in the plan, opportunities are to be paid in cash reflecting the total shareholder return through the date of the change of control unless the Compensation Committee determines that new rights will be substituted. Each of the Named Executive Officers participates in the Long Term Plan.
Auxiliary Savings and Investment Plans. Under the Auxiliary Savings and Investment Plan and the Metropolitan Life Supplemental Auxiliary Savings and Investment Plan, upon a change of control as defined in the plan, accrued auxiliary and qualified benefits will vest if the participant remains employed through the vesting period in effect before the change of control. The benefits also vest if a participant is involuntarily terminated without cause or voluntarily terminates employment for good reason (each as defined in the plan) within two years after the change of control. A participant may elect in advance to have benefits paid in cash in the event that his or her employment terminates without cause or for good reason within two years after a change of control. Each of the Named Executive Officers participates in the Auxiliary Savings and Investment Plan and, as applicable, the Metropolitan Life Supplemental Auxiliary Savings and Investment Plan.
Auxiliary Pension Plan. Under the Auxiliary Pension Plan, upon a change of control as defined in the plan, accrued auxiliary and qualified benefits vest if the participant remains employed through the vesting period in effect before the change of control. These benefits also vest if the participant is involuntarily terminated without cause or voluntarily terminates employment for good reason (each as defined in the plan) within two years after the change of control. Each of the Named Executive Officers participates in this plan.
Deferred Compensation Plans. The MetLife Deferred Compensation Plan for Officers, in which each Named Executive Officer participates, provides that participants will be given the opportunity to elect in advance to have their benefits paid in cash in the event that their employment terminates within two years after a change of control. The MetLife Leadership Deferred Compensation Plan, which became effective with regard to deferrals on and after January 1, 2005, and in which each Named Executive Officer has been given the opportunity to participate, contains a similar provision. Under each deferred compensation plan, the retirement or other termination of a Named Executive Officer’s employment may trigger the payment of benefits under the plan, depending on the individual’s previous choice of payment date. In addition, certain special arrangements that provide for payment of non-elective deferred compensation at retirement or following termination of employment, including the deferred compensation arrangements entered into (i) with Mr. Benmosche in 1995 with regard to a sign-on bonus of $400,000 that became vested in 2000 and is payable in a lump sum upon his retirement and (ii) with Ms. Weber in 1998 with regard to a sign-on bonus of $750,000 that became vested in 2003 and is payable in five installments following her termination of employment, are also administered under the MetLife Deferred Compensation Plan for Officers. Mr. Benmosche’s deferred compensation under this arrangement is credited with interest at the rate in effect under the fixed income fund of the Savings and Investment Plan in 1995.

MetLife 2005 Proxy Statement

Performance Graph

The following graph compares the cumulative shareholder return on MetLife common stock with the cumulative total return on the Standard & Poor’s 500 Stock Index, the Standard & Poor’s 500 Insurance Index, and the Standard & Poor’s Financial Index. The graph assumes that $100 was invested on April 5, 2000 (the date on which public trading in MetLife common stock commenced) in MetLife common stock and each of the indices described, and that all dividends were reinvested.

	April 5,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2002	2003	2004

MetLife, Inc.	$100	$228	$207	$178	$224	$273
S&P 500®	$100	$90	$79	$61	$79	$88
S&P 500 Insurance Index	$100	$140	$122	$97	$117	$126
S&P Financial Index	$100	$123	$112	$95	$125	$139

MetLife 2005 Proxy Statement

Stock Ownership of Directors and Executive Officers

The table below shows the number of shares of MetLife common stock beneficially owned on March 1, 2005 by each of the Directors and Named Executive Officers of MetLife and all the Directors and Executive Officers, as a group.
Shares beneficially owned include shares held in each Director’s or Executive Officer’s name, shares held by a broker for the benefit of the Director or Executive Officer, shares which the Director or Executive Officer could acquire within 60 days (such as upon exercise of stock options which are listed in note (3) to the table), shares held indirectly in the MetLife, Inc. Savings and Investment Plan and other shares as to which the Director or Executive Officer may directly or indirectly have or share voting power or investment power (including the power to direct the disposition of the shares). These shares do not include the Deferred Shares and Deferred Share Equivalents which are presented below under the caption “Deferred Shares and Deferred Share Equivalents.”

	Amount and
	Nature of
	Beneficial	Percent of
Name	Ownership(1)(2)(3)	Class

Robert H. Benmosche	1,316,915	*
Curtis H. Barnette	11,179	*
Burton A. Dole, Jr.	6,851	*
Cheryl W. Grisé	3,736	*
James R. Houghton	13,618	*
Harry P. Kamen	13,310	*
Helene L. Kaplan	9,571	*
John M. Keane	4,456	*
James M. Kilts	300	*
Charles M. Leighton	6,915	*
Sylvia M. Mathews	553	*
Hugh B. Price	6,846	*
Kenton J. Sicchitano	4,999	*
William C. Steere, Jr.	7,846	*
C. Robert Henrikson	337,977	*
Lisa M. Weber	233,424	*
Catherine A. Rein	244,202	*
William J. Toppeta	257,195	*
Board of Directors of MetLife, but not in each Director’s individual capacity(4)	317,387,457	43.2%

All Directors and Executive Officers, as a group(5)	2,755,165	*

*	Number of shares represents less than one percent of the number of shares of common stock outstanding at March 1, 2005.

(1)	Each Director and Executive Officer has sole voting and investment power over the shares shown in this column opposite his or her name, except as indicated in notes (2) and (3) below.

MetLife 2005 Proxy Statement

Additionally, Mr. Henrikson has shared investment and voting power over 479 shares included in this column and he disclaims beneficial ownership of 20 shares included in this column.

(2)	Includes shares held by the MetLife Policyholder Trust allocated to the Directors and Named Executive Officers in their individual capacities as beneficiaries of the Trust, as follows:

	Shares Held in		Shares Held in		Shares Held in
	Policyholder		Policyholder		Policyholder
Name	Trust	Name	Trust	Name	Trust

Benmosche	350	Kaplan	10	Henrikson	509
Barnette	10	Leighton	79	Weber	10
Dole	15	Price	10	Rein	10
Houghton	10	Steere	10	Toppeta	344
Kamen	13

Directors and Executive Officers as a group were allocated 1,438 shares as beneficiaries of the MetLife Policyholder Trust in their individual capacities. The beneficiaries have sole investment power and shared voting power with respect to such shares. Note (4) below describes additional beneficial ownership attributed to the Board of Directors as an entity, but not to any Director in an individual capacity, of shares held by the MetLife Policyholder Trust.

(3)
Includes shares that are subject to options which were granted under the 2000 Directors Stock Plan or the 2000 Stock Plan and are exercisable within 60 days of March 1, 2005. The number of such options held by each Director and Named Executive Officer is shown in the following table:

	Number of		Number of		Number of
	Options		Options		Options
	Exercisable		Exercisable		Exercisable
Name	within 60 days	Name	within 60 days	Name	within 60 days

Benmosche	1,285,934	Kaplan	6,836	Sicchitano	1,536
Barnette	6,836	Keane	1,210	Steere	6,836
Dole	6,836	Leighton	6,836	Henrikson	327,468
Grisé	178	Mathews	553	Weber	231,643
Houghton	6,836	Price	6,836	Rein	244,192
Kamen	6,836			Toppeta	256,851
Mr. Kilts, who was elected to the Board as of January 1, 2005, did not receive stock options because compensation for Directors is no longer payable by MetLife in the form of stock options, but is paid 50% in cash and 50% in stock.
All Directors and Executive Officers as a group held 2,677,598 options exercisable within 60 days of March 1, 2005.

(4)
The Board of Directors of MetLife, but not any Director in his or her individual capacity, is deemed to beneficially own the shares of common stock held by the MetLife Policyholder Trust because the Board will direct the voting of those shares on certain matters submitted to a vote of shareholders. This number reflects this ownership as reported on Amendment No. 20 to Schedule 13D referred to below under the heading “Ownership of MetLife Common Stock” on page 40.

(5)
Does not include shares of MetLife common stock held by the MetLife Policyholder Trust that are beneficially owned by the Board of Directors as an entity, as described in note (4), but includes the shares allocated to the Directors in their individual capacities, as described in note (2). Includes 2,677,598 shares that are subject to options that are exercisable within 60 days of March 1, 2005, by all Directors and Executive Officers of the Company, as a group.

MetLife 2005 Proxy Statement
Deferred Shares and Deferred Share Equivalents.
In addition to the beneficial ownership reflected in the table above, certain Directors and each of the Named Executive Officers have chosen to defer their receipt of shares payable to them under the Company’s compensation programs (“Deferred Shares”). In addition, certain Directors and Named Executive Officers have chosen to have portions of their deferred cash compensation or auxiliary benefits measured in value by the performance of MetLife common stock (“Deferred Share Equivalents”). Neither Deferred Shares nor Deferred Share Equivalents are deemed to be shares beneficially owned under SEC rules, because the individual does not have a right to acquire them within the next 60 days (in the case of Deferred Shares) and, in the case of Deferred Share Equivalents, because payment is not made in the form of MetLife common stock. However, the Directors’ and Named Executive Officers’ interests are aligned with the interests of the Company’s shareholders, since the value of Deferred Shares and Deferred Share Equivalents increases or decreases in line with the price of MetLife common stock.
The table below sets forth information on our Directors’ and Named Executive Officers’ Deferred Shares and Deferred Share Equivalents as of March 1, 2005.

Deferred Shares
and/or Share
Name	Equivalents

Benmosche	127,201
Dole	6,898
Kamen	6,898
Kaplan	5,142
Kilts	1,049
Leighton	6,898
Mathews	2,839
Price	7,489
Steere	30,647
Henrikson	48,626
Weber	27,266
Rein	42,065
Toppeta	42,654
Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company. The Company believes that during fiscal 2004, all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

MetLife 2005 Proxy Statement

Ownership of MetLife Common Stock

Beneficial owners under SEC rules of more than 5% of MetLife common stock have reported the following information to the SEC:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Beneficiaries of the MetLife Policyholder Trust(1)	317,387,457	43.2%
c/o Wilmington Trust Company, as Trustee Rodney Square North 1100 North Market Street Wilmington, DE 19890

(1)
The Board of Directors of the Company has reported to the SEC that, as of February 28, 2005, it, as a group, had shared voting power over 317,387,457 shares of MetLife common stock held in the MetLife Policyholder Trust. The Board’s report is in Amendment No. 20, filed on March 7, 2005, to the Board’s Schedule 13D. MetLife created the Trust when Metropolitan Life Insurance Company, a wholly-owned subsidiary of MetLife, converted from a mutual insurance company to a stock insurance company in April 2000. At that time, eligible Metropolitan Life policyholders received beneficial ownership of shares of MetLife common stock, and MetLife transferred these shares to a Trust, which is the record owner of the shares. Wilmington Trust Company serves as Trustee. The policyholders, as Trust beneficiaries, have sole investment power over the shares, and can direct the Trustee to vote their shares on matters identified in the Trust Agreement. However, the Trust Agreement directs the Trustee to vote the shares held in the Trust on some shareholder matters as recommended or directed by MetLife’s Board of Directors, and on that account the Board under SEC rules shares voting power with the Trust beneficiaries and the SEC considered the Board, as a group, a beneficial owner under the rules.

MetLife 2005 Proxy Statement
Appendix A

Categorical Standards Regarding Director Independence

(Excerpt from Corporate Governance Guidelines)
A majority of the Board of Directors shall be independent within the meaning of the Corporate Governance Standards of the New York Stock Exchange.
The Board of Directors has developed the following categorical standards for determining the materiality of relationships that the Directors may have with the Company. A Director shall not be deemed to have a material relationship with the Company that impairs the Director’s independence as a result of any of the following relationships:

•
the Director is an officer or other person holding a salaried position of an entity (other than a principal, equity partner or member of such entity) that provides professional services to the Company and the amount of all payments from the Company to such entity during the most recently completed fiscal year was less than two percent of such entity’s consolidated gross revenues;

•	the Director is the beneficial owner of less than five percent of the outstanding equity interests of an entity that does business with the Company;

•
the Director is an executive officer of a civic, charitable or cultural institution that received less than the greater of $1 million or two percent of its consolidated gross revenues, as such term is construed by the New York Stock Exchange for purposes of Section 303A.02(b)(v) of the Corporate Governance Standards, from the Company and the MetLife Foundation for each of the last three fiscal years;

•
the Director is an officer of an entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either the Company’s or the business entity’s indebtedness is less than three percent of the total consolidated assets of such entity as of the end of the previous fiscal year; and

•	the Director obtained products or services from the Company on terms generally available to customers of the Company for such products or services.
The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship.
The Board shall undertake an annual review of the independence of all non-management Directors. To enable the Board to evaluate each non-management Director, in advance of the meeting at which the review occurs, each non-management Director shall provide the Board with full information regarding the Director’s business and other relationships with the Company, its affiliates and senior management.
Directors must inform the Board whenever there are any material changes in their circumstances or relationships that could affect their independence, including all business relationships between a Director and the Company, its affiliates, or members of senior management, whether or not such business relationships would be deemed not to be material under any of the categorical standards set forth above. Following the receipt of such information, the Board shall reevaluate the Director’s independence.

A-1

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The Board of Directors recommends a vote “FOR” Proposals 1 and 2, and “AGAINST” Proposal 3.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

1. Election of Class III Directors
The Class III nominees for	FOR	WITHHOLD
election as Directors are:	☐	☐

(01) Cheryl W. Grisé
(02) James R. Houghton
(03) Helene L. Kaplan
(04) Sylvia M. Mathews
(05) William C. Steere, Jr.

Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) or number(s) as listed above in the space provided below.

Exceptions:

2.	Ratification of	FOR	AGAINST	ABSTAIN
	appointment of Deloitte & Touche LLP as Independent Auditor for 2005	☐	☐	☐

If you plan to attend the meeting, please mark this box.	☐

3.	Shareholder proposal to	FOR	AGAINST	ABSTAIN
	establish a board committee to review sales practices	☐	☐	☐

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Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

MetLife, Inc. Proxy Card
Proxy solicited on behalf of the Board of Directors of MetLife, Inc.
for the
2005 Annual Meeting, April 26, 2005

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James L. Lipscomb, Gwenn L. Carr, and Richard S. Collins, or any of them, each with full power of substitution, as proxies to vote all shares of MetLife, Inc. Common Stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2005 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse of this proxy card. If this proxy card is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors of MetLife, Inc. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2005 Annual Meeting and at any adjournments or postponements.

(Continued, and to be dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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